Exhibit 16.1

August 27, 2026

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, DC 20549

U.S.A.

Ladies and Gentlemen,

We have read the statements concerning our firm contained in Form 6-K of SL Science Holding Limited dated and filed with the Securities and Exchange Commission on August 27, 2026, and are in agreement with the statements concerning our firm contained in the first, second, third and fourth paragraphs. We have no basis to agree or disagree with other statements contained therein.

Very truly yours

/s/ ARK Pro CPA & Co

ARK Pro CPA & Co

Hong Kong, China